UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	April 30, 2007

REGAL-BELOIT CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

200 State Street, Beloit, Wisconsin 53511-6254
(Address of principal executive offices, including zip code)
(608) 364-8800
(Registrant’s telephone number, including area code)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

        On April 30, 2007, Regal-Beloit Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement, dated as of April 30, 2007, among the Company, the financial institutions party thereto and Bank of America, N.A., as administrative agent for the lenders (the “Credit Agreement”). The Credit Agreement replaces the Company’s existing amended and restated credit agreement dated as of May 5, 2004. The Credit Agreement is available for general corporate purposes.

        The Credit Agreement provides for a revolving credit facility that matures in April 2012. The initial maximum aggregate amount of availability under the revolving credit facility is $500 million, of which approximately $310 million is currently undrawn and available. The Credit Agreement expressly contemplates that the Company may seek to increase the maximum aggregate amount of availability under the revolving credit facility by $200 million, subject to certain conditions, including the identification of lenders (which may include existing lenders or new lenders) willing to provide the additional commitments.

        The Company may borrow, repay and reborrow amounts under the Credit Agreement from time to time until the maturity of the revolving credit facility in April 2012. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without penalty upon proper notice.

        The credit facility will be guaranteed by certain domestic subsidiaries of the Company. The Company will guarantee the obligations of certain of its subsidiaries under the Credit Agreement to the extent such subsidiaries borrow directly under the Credit Agreement. All borrowings under the Credit Agreement are unsecured.

        Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied, or (ii) the base rate (which is the higher of the Bank of America, N.A. prime rate or the federal funds rate plus .50%). Borrowings under the Credit Agreement in certain foreign currencies, as well as swing line borrowings, will bear interest at rates agreed upon with the lending banks. The Company must also pay a fee, which may range from .070% to .150%, on the average daily unused portion of the aggregate commitments under the Credit Agreement and a fee, which may range from .1875% to .3750%, on the maximum amount available to be drawn under each standby or commercial letter of credit that is issued and outstanding under the Credit Agreement.

        The Credit Agreement contains various restrictions and covenants, including requirements that the Company maintain certain financial ratios at prescribed levels and restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness or dispose of assets. The Credit Agreement requires maintenance on a rolling four quarter basis of a maximum leverage ratio (as defined) of 3.75x and a minimum interest coverage ratio (as defined) of 3.00x, in each case tested as of the last day of each fiscal quarter. The Credit Agreement does not contain a restriction specifically limiting the Company’s ability to pay dividends on its common stock.

        The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, the lenders may increase the interest rate on all obligations under the Credit Agreement to 2.00% per annum above the otherwise applicable rate and the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any subsidiary borrower or guarantor becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law or certain other events occur that evidence any such company’s insolvency, then any outstanding obligations under the Credit Agreement will be immediately due and payable.

        The description of the Credit Agreement set forth above is qualified by reference to the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(4.1)	Second Amended and Restated Credit Agreement, dated as of April 30, 2007, among Regal-Beloit Corporation, the financial institutions party thereto and Bank of America, N.A., as administrative agent.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL-BELOIT CORPORATION
Date: May 2, 2007	By: /s/ Paul J. Jones
Paul J. Jones
Vice President, General Counsel and Secretary

REGAL-BELOIT CORPORATION

Exhibit Index to Current Report on Form 8-K
Dated April 30, 2007

Exhibit
Number

(4.1)	Second Amended and Restated Credit Agreement, dated as of April 30, 2007, among Regal-Beloit Corporation, the financial institutions party thereto and Bank of America, N.A., as administrative agent.